Exhibit 99.1

FOR INFORMATION CONTACT:

Spencer Sias (650) 424-5782

spencer.sias@varian.com

Howard Goldman (801) 978-5274

howard.goldman@varian.com

For Immediate Release:

Varian Medical Systems Announces Agreement to Acquire PerkinElmer’s Medical Imaging Business; $276 Million Acquisition to Expand Digital Flat Panel Business for Varex Imaging

PALO ALTO, Calif., December 22, 2016 – Varian Medical Systems (NYSE:VAR) today announced an agreement to acquire the Medical Imaging business of PerkinElmer, Inc. (NYSE:PKI) as an addition to the Varian Imaging Components business, which is slated to become an independent public company, Varex Imaging Corporation, through a previously announced separation expected to be completed in January 2017.

The acquisition is expected to close after the planned separation of Varex from Varian and following receipt of required regulatory approvals. Varex will pay $276 million to acquire PerkinElmer’s Medical Imaging business, which is a supplier of digital flat panel X-ray detectors that serve as components for industrial, medical, dental and veterinary X-ray imaging systems. This business, which has about 280 employees, is headquartered in Santa Clara, Calif. with operations in Germany, the Netherlands and the United Kingdom The acquisition, which is contingent on the satisfaction of customary closing conditions, including obtaining third party and regulatory consents, is expected to be immediately accretive to Varex following the closing.

“This is a natural fit for our Varex business with complementary digital imaging products that will serve to accelerate our profitable growth with more than $140 million in new revenue,” said Sunny Sanyal, the current president of Varian’s Imaging Components business who is expected to become CEO of Varex. “This acquisition would add new digital imaging technology to our portfolio that would enable us to offer customers a broader range of imaging solutions and provide us with additional cross-selling opportunities. This would also expand our footprint in the industrial imaging sector. Furthermore, on a combined basis, this acquisition would give us the ability to strengthen our manufacturing productivity.”

Varex plans to finance the acquisition through an expansion of its bank credit facilities to approximately $600 million. As announced previously, Varex is expected to transfer approximately $200 million in cash to Varian as part of the separation. “Varex is a growth business with strong cash flows that we are confident will enable us to support a debt level at approximately three-times fiscal year 2016 proforma EBITDA including both businesses,” said Sanyal.

The Varian Imaging Components business (Varex) is a leading innovator, designer and manufacturer of X-ray imaging components, including tubes and digital flat panel detectors and other image processing solutions for medical and industrial applications. This global business generated about $600 million in revenues in fiscal year 2016 and has a more than 65-year history of successful innovation, manufacturing and commercialization in X-ray imaging.

Robert Friel, chairman and chief executive officer of PerkinElmer, said, “Combining our Medical Imaging business with Varex’s capabilities will better position the business to support its customers and continue to innovate and develop new imaging systems. In addition, the divestiture will allow PerkinElmer to focus our investments and accelerate growth in higher priority areas.”

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Varian Medical Systems Announces Agreement to Acquire PerkinElmer’s Medical Imaging Business Page 2

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About Varian Medical Systems, Inc.

Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiation. The company provides comprehensive solutions for radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, cables and connectors as well as image processing software and workstations for use in medical and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,700 people who are located at manufacturing sites in North America, Europe, and China and sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including customer demand for and acceptance of products or technology; the ability to complete the acquisition and its impact on financial results; the ability to obtain regulatory approvals; growth drivers; future orders, revenues, or earnings growth or other financial results or performance; and any statements using the terms “anticipate,” “believe,” “expect,” “slated,” “expand,” “confident,” “plan,” “will,” “would,” “could” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability to complete the planned spin-off on the anticipated timing, or at all; the ability to complete the acquisition of PerkinElmer’s Medical Imaging business on the anticipated timing, or at all; the ability to effectively integrate the products of PerkinElmer’s Medical Imaging business into the company's product offerings and sales and marketing operations, recognize the intended benefits of the acquisition, and retain the services of key acquired personnel; global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in second-party reimbursement levels; demand for and delays in delivery of products of the company, PerkinElmer’s Medical Imaging business or their respective customers; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet regulatory requirements, regulations or procedures; changes in the legal or regulatory environments; the impact of reduced or limited demand by purchasers of certain X-ray products; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.